                            SUMMERWALK ON UNIVERSITY
                            7000 UNIVERSITY BOULEVARD
                              WINTER PARK, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN

                          ON BEHALF OF NUANES, ET. AL.

                                         [American Appraisal Associates(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                          JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: SUMMERWALK ON UNIVERSITY
    7000 UNIVERSITY BOULEVARD
    WINTER PARK, ORANGE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 306 units with a total of 253,025 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 13.0931359 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                      ($12,600,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

June 27, 2003                    -s- Alice MacQueen
#053272                          Alice MacQueen
                                 Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                  #RZ0002202

Assisted By:
Michael L. Kersten

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary                                                              4
Introduction                                                                   9
Area Analysis                                                                 11
Market Analysis                                                               14
Site Analysis                                                                 16
Improvement Analysis                                                          16
Highest and Best Use                                                          17

                                    VALUATION

Valuation Procedure                                                           18
Sales Comparison Approach                                                     20
Income Capitalization Approach                                                26
Reconciliation and Conclusion                                                 37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Summerwalk on University
LOCATION:                       7000 University Boulevard
                                Winter Park, Florida

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 28, 2003
DATE OF REPORT:                 June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

        Size:                   13.0931359044995 acres, or 570,337 square feet
        Assessor Parcel No.:    11-22-30-0000-00-030
        Floodplain:             Community Panel No. 12095C0260E (December 6,
                                2000)
                                Flood Zone X, an area outside the floodplain.
        Zoning:                 R-3 (Medium Density Multiple-Family Residential
                                District)

BUILDING:
        No. of Units:           306 Units
        Total NRA:              253,025 Square Feet
        Average Unit Size:      827 Square Feet
        Apartment Density:      23.4 units per acre
        Year Built:             1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                         Market Rent
                          Square     ------------------      Monthly        Annual
    Unit Type              Feet      Per Unit    Per SF      Income         Income
------------------        ------     --------    ------     --------      ----------
1Br/1Ba - Taos               550     $ 600       $ 1.09     $ 29,400      $  352,800
1Br/1Ba - Durango            712     $ 625       $ 0.88     $ 60,000      $  720,000
2Br/1Ba - Tahoe              911     $ 730       $ 0.80     $ 70,080      $  840,960
2Br/2Ba - Santa Fe           987     $ 765       $ 0.78     $ 25,245      $  302,940
3Br/2Ba - Phoenix          1,178     $ 875       $ 0.74     $ 28,000      $  336,000
                                                            --------      ----------
                                                 Total      $212,725      $2,552,700

OCCUPANCY:                      97%
ECONOMIC LIFE:                  45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

EFFECTIVE AGE:                      20 Years
REMAINING ECONOMIC LIFE:            25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR PICTURE]              [EXTERIOR - TYPICAL APARTMENT BUILDINGS PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

        As Vacant:             Hold for future multi-family development
        As Improved:           Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

PART TWO - ECONOMIC INDICATORS



                                                Amount             $/Unit
                                                ------             ------
INCOME CAPITALIZATION APPROACH
DIRECT CAPITALIZATION

Potential Rental Income                     $ 2,552,700          $8,342
Effective Gross Income                      $ 2,465,166          $8,056
Operating Expenses                          $ 1,117,758          $3,653            45.3% of EGI
Net Operating Income:                       $ 1,270,908          $4,153

Capitalization Rate                               10.50%
DIRECT CAPITALIZATION VALUE                 $12,100,000 *        $39,542 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                 10 years
2002 Economic Vacancy                                 8%
Stabilized Vacancy & Collection Loss:                12%
Lease-up / Stabilization Period                     N/A
Terminal Capitalization Rate                      11.00%
Discount Rate                                     13.00%
Selling Costs                                      2.00%
Growth Rates:
   Income                                          3.00%
   Expenses:                                       3.00%
DISCOUNTED CASH FLOW VALUE                  $12,600,000 *        $41,176 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $12,600,000          $41,176 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)       $34,797 to $62,500
   Range of Sales $/Unit (Adjusted)         $40,850 to $45,274
VALUE INDICATION - PRICE PER UNIT           $13,100,000 *        $42,810 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales       5.27 to 7.05
   Selected EGIM for Subject                        5.50
   Subject's Projected EGI                  $  2,465,166
EGIM ANALYSIS CONCLUSION                    $ 13,500,000 *       $44,118 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $ 12,800,000 *       $41,830 / UNIT

RECONCILED SALES COMPARISON VALUE           $ 13,000,000         $42,484 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                           $13,100,000
   NOI Per Unit                             $12,800,000
   EGIM Multiplier                          $13,500,000
   INDICATED VALUE BY SALES COMPARISON      $13,000,000          $42,484 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:            $12,100,000
   Discounted Cash Flow Method:             $12,600,000
INDICATED VALUE BY THE INCOME APPROACH      $12,600,000          $41,176 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $12,600,000          $41,176 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7000 University Boulevard, Winter Park, Orange County, Florida. Winter Park identifies it as 11-22-30-0000-00-030.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Michael L. Kersten on May 28, 2003. Alice MacQueen has not made a personal inspection of the subject property. Michael L. Kersten assisted in the research, valuation analysis and report writing. Alice MacQueen reviewed the valuation analysis and report. Both, Alice MacQueen and Michael L. Kersten have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:     6 to 12 months
       EXPOSURE PERIOD:      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in NPI III. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Winter Park, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Semoran Boulevard
West  - Goldenrod Road
South - East Colonial Drive
North - Aloma Avenue

MAJOR EMPLOYERS

Major employers in the subject's area include Walt Disney Company (55,000), Florida Hospital (12,808), Universal Orlando (12,000), Orlando Regional Healthcare (12,000), Lockheed Martin (5,053), Central Florida Investments (5,000), University of Central Florida (4,808), Darden Restaurants (4,675), Sprint (4,295), SeaWorld (4,000). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                   ---------------------------------------------
        CATEGORY                   1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS        MSA
-----------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       14,089           88,299         235,674      1,721,904
5-Year Population                        14,645           92,589         252,156      1,921,950
% Change CY-5Y                              3.9%             4.9%            7.0%          11.6%
Annual Change CY-5Y                         0.8%             1.0%            1.4%           2.3%

HOUSEHOLDS
Current Households                        6,393            36,747         94,056        655,258
5-Year Projected Households               6,664            38,852        101,234        731,362
% Change CY - 5Y                            4.2%             5.7%            7.6%          11.6%
Annual Change CY-5Y                         0.8%             1.1%            1.5%           2.3%

INCOME TRENDS
Median Household Income               $  33,158       $   39,473      $   41,690     $   40,114
Per Capita Income                     $  18,612       $   22,928      $   23,687     $   21,799
Average Household Income              $  41,019       $   54,995      $   59,273     $   57,283
Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                   ---------------------------------------------
        CATEGORY                   1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS        MSA
-----------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                   64.24%           43.58%          37.40%         30.55%
5-Year Projected % Renting                64.26%           43.50%          37.54%         30.11%

% of Households Owning                    25.89%           49.46%          56.29%         60.90%
5-Year Projected % Owning                 26.00%           49.77%          56.45%         61.87%
Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - University Boulevard; across which is an office/tech center
South - Sutton Place apartment complex
East  - Sutton Place apartment complex
West  - A small retail center, then Full Sail technical and media arts school

CONCLUSIONS

The subject is well located within the city of Winter Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Winter Park in Orange County. The overall pace of development in the subject's market is more or less stable. New construction in the immediate area has been limited to several smaller retail projects. None of the apartment complexes in the area appear to be newer than 15 years old. With the exception of several 4- to 8-unit condominium complexes, there appears to have been no recent multiple-family residential construction in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period          Region       Submarket
------          ------       ---------
 1Q03            9.3%           5.9%
 4Q02            8.9%           4.8%
 2002            7.6%           4.2%
 3Q02            N/A            4.8%
 2Q02            N/A            5.0%
 1Q02            N/A            6.1%
 4Q01            N/A            3.6%
 3Q01            N/A            3.4%
 2Q01            N/A            2.9%
Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. As illustrated on the table, vacancy rates for region and submarket are increasing.

Market rents in the subject's market have been following stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period          Region       % Change        Submarket       % Change
------          ------       --------        ---------       --------
 2Q01             N/A             -            $ 666              -
 3Q01             N/A           N/A            $ 681            2.3%
 4Q01             N/A           N/A            $ 669           -1.8%
 1Q02             N/A           N/A            $ 668           -0.1%
 2Q02             N/A           N/A            $ 667           -0.1%
 3Q02             N/A           N/A            $ 665           -0.3%
 4Q02             N/A           N/A            $ 665            0.0%
 1Q03             N/A           N/A            $ 661           -0.6%
Source: REIS

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.               Property Name          Units     Ocpy.   Year Built          Proximity to subject
-----------------------------------------------------------------------------------------------------------
  R-1        Summer Chase at Winter Park    304        90%      1973      I mile southwest of the subject
  R-2        Sutton Place                   288        95%      1988      Right next to the subject
  R-3        Emerald Bay at Winter Park     432        89%      1972      0.5 mile northwest of the subject
  R-4        La Aloma Apartments            164        96%      1972      0.5 mile northwest of the subject
  R-5        Sun Key                        592        94%      1986      0.5 mile northeast of the subject
Subject      Summerwalk on University       306        97%      1974

There appears to be a dearth of three bedroom units. Many complexes are offering concessions on one- bedroom units.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    13.0931359044995 acres, or 570,337 square feet
 Shape                        Generally rectangular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
  Community Panel             12095C0260E, dated December 6, 2000
  Flood Zone                  Zone X
 Zoning                       R-3, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                   ASSESSED VALUE - 2003
                        -------------------------------------------        TAX RATE /     PROPERTY
PARCEL NUMBER              LAND          BUILDING          TOTAL            MILL RATE       TAXES
--------------------------------------------------------------------------------------------------
11-22-30-0000-          $1,824,000      $5,447,156       $7,271,156        $ 0.01865      $135,611
   00-030

IMPROVEMENT ANALYSIS

 Year Built                      1974
 Number of Units                 306
 Net Rentable Area               253,025 Square Feet
 Construction:
  Foundation                     Reinforced concrete slab
  Frame                          Heavy or light wood
  Exterior Walls                 Stucco wall
  Roof                           Composition shingle over a wood truss structure
 Project Amenities               Amenities at the subject include a swimming
                                 pool, basketball court, tennis court, gym room,
                                 car wash, barbeque equipment, laundry room, and
                                 parking area.
 Unit Amenities                  Individual unit amenities include a balcony,
                                 cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

Unit Mix:

                                          Unit Area
    Unit Type         Number of Units     (Sq. Ft.)
---------------------------------------------------
1Br/1Ba - Taos              49                550
1Br/1Ba - Durango           96                712
2Br/1Ba - Tahoe             96                911
2Br/2Ba - Santa Fe          33                987
3Br/2Ba - Phoenix           32              1,178

Overall Condition               Average
Effective Age                   20 years
Economic Life                   45 years
Remaining Economic Life         25 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 306-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                        COMPARABLE                      COMPARABLE
DESCRIPTION                               SUBJECT                         I - 1                           I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                    Summerwalk on University     Courtyard at Winter Park        La Aloma Apartments

LOCATION:
  Address                          7000 University Boulevard    1695 Lee Road                   3040 Aloma Avenue

  City, State                      Winter Park, Florida         Winter Park, Florida            Winter Park, Florida
  County                           Orange                       Orange                          Orange
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           253,025                      143,360                         176,800
  Year Built                       1974                         1966                            1967
  Number of Units                  306                          160                             164
  Unit Mix:                               Type        Total     Type          Total               Type      Total
                                   1Br/1Ba - Taos      49       1Br/1Ba        40               1Br/1Ba      N/A
                                   1Br/1Ba - Durango   96       2Br/2Ba        80               2Br/2Ba      N/A
                                   2Br/1Ba - Tahoe     96       3Br/2Ba        40               3Br/2Ba      N/A
                                   2Br/2Ba - Santa Fe  33
                                   3Br/2Ba - Phoenix   32

  Average Unit Size (SF)           827                          896                             1,078
  Land Area (Acre)                 13.0931                      9.5528                          9.1000
  Density (Units/Acre)             23.4                         16.7                            18.0
  Parking Ratio (Spaces/Unit)      1.44                         1.33                            1.77
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered         Open                            Open
CONDITION:                         Good                         Average                         Average
APPEAL:                            Average                      Average                         Fair
AMENITIES:
  Pool/Spa                         Yes/No                       Yes/No                          Yes/No
  Gym Room                         Yes                          Yes                             Yes
  Laundry Room                     Yes                          Yes                             No
  Secured Parking                  No                           No                              No
  Sport Courts                     No                           No                              Yes
  Washer/Dryer Connection          Yes                          No                              No
  Other
  Other
OCCUPANCY:                         97%                          90%                             85%
TRANSACTION DATA:
  Sale Date                                                     May, 2001                       September, 2002
  Sale Price ($)                                                $6,100,000                      $6,750,000
  Grantor                                                       Miles-Courtyard-WP, LLC         Veard-Winter Park, Ltd.
  Grantee                                                       PRG/Winter Park, LP             Florida Investment Properties, LLC
  Sale Documentation                                            Book 6258, Page 4812            Book 6629, Page 8177
  Verification                                                  Comps, Inc.                     Comps, Inc.
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $    $/Unit    $/SF       Total $    $/Unit   $/SF
  Potential Gross Income                                        $ 1,286,400  $8,040   $ 8.97    $1,385,280   $8,447   $7.84
  Vacancy/Credit Loss                                           $   128,640  $  804   $ 0.90    $  207,792   $1,267   $1.18
  Effective Gross Income                                        $ 1,157,760  $7,236   $ 8.08    $1,177,488   $7,180   $6.66
  Operating Expenses                                            $   500,000  $3,125   $ 3.49    $  533,600   $3,254   $3.02
  Net Operating Income                                          $   657,760  $4,111   $ 4.59    $  643,888   $3,926   $3.64
NOTES:                                                          This project is now known as    Since, the sale, occupancy
                                                                Legacy of Winter Park.          has risen to 96%.
  PRICE PER UNIT                                                        $38,125                       $41,159
  PRICE PER SQUARE FOOT                                                 $ 42.55                       $ 38.18
  EXPENSE RATIO                                                            43.2%                         45.3%
  EGIM                                                                     5.27                          5.73
  OVERALL CAP RATE                                                        10.78%                         9.54%
  Cap Rate based on Pro Forma or
  Actual Income?                                                         ACTUAL                        ACTUAL


                                               COMPARABLE                  COMPARABLE                      COMPARABLE
DESCRIPTION                                      I - 3                       I - 4                           I - 5
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                         Sedgefield Apartments        Kingston Village                The Ashley of Spring Valley

LOCATION:
  Address                               110 Sedgefield Circle        940 Douglas Avenue              693 South Wymore Road

  City, State                           Winter Park, Florida         Altamonte Springs, FL           Altamonte Springs, FL
  County                                Seminole                     Seminole                        Seminole
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                93,800                       129,468                         280,000
  Year Built                            1973                         1982                            1974
  Number of Units                       111                          120                             260
  Unit Mix:                                Type    Total              Total       Type                Total     Type
                                        Efficiency   21              1Br/1Ba       36                1Br/1Ba     N/A
                                        1 Bedroom    10              2Br/2Ba       72                2Br/2Ba     N/A
                                        2 Bedroom    75              2Br/2Ba Twn   12                3Br/2Ba     N/A

  Average Unit Size (SF)                845                          1,079                           1,077
  Land Area (Acre)                      8.7000                       15.0000                         15.8713
  Density (Units/Acre)                  12.8                         8.0                             16.4
  Parking Ratio (Spaces/Unit)           1.98                         2.00                            4.80
  Parking Type (Gr., Cov., etc.)        Open                         Garage, Open                    Open
CONDITION:                              Average                      Very Good                       Good
APPEAL:                                 Average                      Good                            Good
AMENITIES:
  Pool/Spa                              Yes/No                       Yes/Yes                         Yes/Yes
  Gym Room                              No                           Yes                             Yes
  Laundry Room                          Yes                          Yes                             No
  Secured Parking                       No                           Yes                             Yes
  Sport Courts                          No                           Yes                             Yes
  Washer/Dryer Connection               No                           Yes                             Yes
  Other
  Other
OCCUPANCY:                              90%                          90%                             92%
TRANSACTION DATA:
  Sale Date                             November, 2002               October, 2001                   August, 2001
  Sale Price ($)                        $3,862,500                   $7,500,000                      $11,180,000
  Grantor                               Sedgefield Associates,       Archstone Communities
                                        Ltd.
  Grantee                               S&L Enterprises, LLC         Kingston Village, LLC           Altamonte Ashley, LLC
  Sale Documentation                    Book 4611, Page 1975         Book 4198, Page 0924            Book 4160, Page 0027
  Verification                          Comps, Inc.                  Comps, Inc. & Seminole          Seminole County Prop.
  Telephone Number                                                   County Property Appr            Tax Appraiser's Off
ESTIMATED PRO-FORMA:                      Total $   $/Unit  $/SF       Total $     $/Unit   $/SF       Total$    $/Unit   $/SF
  Potential Gross Income                 $ 806,460  $7,265  $8.60    $1,181,520    $9,846   $9.13    $2,100,000  $8,077   $7.50
  Vacancy/Credit Loss                    $  80,646  $  727  $0.86    $  118,152    $  985   $0.91    $  105,000  $  404   $0.38
  Effective Gross Income                 $ 725,814  $6,539  $7.74    $1,063,368    $8,861   $8.21    $1,995,000  $7,673   $7.13
  Operating Expenses                     $ 355,200  $3,200  $3.79    $  360,000    $3,000   $2.78    $  900,000  $3,462   $3.21
  Net Operating Income                   $ 370,614  $3,339  $3.95    $  703,368    $5,861   $5.43    $1,095,000  $4,212   $3.91
NOTES:                                  This projects comprises      None                            None
                                        12 one-story buildings.
  PRICE PER UNIT                              $34,797                     $62,500                           $43,000
  PRICE PER SQUARE FOOT                       $ 41.18                     $ 57.93                           $ 39.93
  EXPENSE RATIO                                  48.9%                       33.9%                             45.1%
  EGIM                                           5.32                        7.05                              5.60
  OVERALL CAP RATE                               9.60%                       9.38%                             9.79%
  Cap Rate based on Pro Forma or               ACTUAL                      ACTUAL                         PRO FORMA
  Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,797 to $62,500 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $40,850 to $45,274 per unit with a mean or average adjusted price of $43,443 per unit. The median adjusted price is $43,750 per unit. Based on the following analysis, we have concluded to a value of $43,000 per unit, which results in an "as is" value of $13,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

SALES ADJUSTMENT GRID

                                                                    COMPARABLE                COMPARABLE
DESCRIPTION                            SUBJECT                         I - 1                    I - 2
--------------------------------------------------------------------------------------------------------------
  Property Name               Summerwalk on University      Courtyard at Winter Park     La Aloma Apartments

  Address                     7000 University Boulevard     1695 Lee Road                3040 Aloma Avenue

  City                        Winter Park, Florida          Winter Park, Florida         Winter Park, Florida
  Sale Date                                                 May, 2001                    September, 2002
  Sale Price ($)                                            $6,100,000                   $6,750,000
  Net Rentable Area (SF)      253,025                       143,360                      176,800
  Number of Units             306                           160                          164
  Price Per Unit                                            $38,125                      $41,159
  Year Built                  1974                          1966                         1967
  Land Area (Acre)            13.0931                       9.5528                       9.1000
VALUE ADJUSTMENTS                 DESCRIPTION                 DESCRIPTION      ADJ.        DESCRIPTION      ADJ.
  Property Rights Conveyed    Fee Simple Estate             Fee Simple Estate   0%       Fee Simple Estate   0%
  Financing                                                 Cash To Seller      0%       Cash To Seller      0%
  Conditions of Sale                                        Arm's Length        0%       Arm's Length        0%
  Date of Sale (Time)                                       05-2001             0%       09-2002             0%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                                                             $38,125                        $41,159
  Location                                                  Comparable          0%       Comparable          0%
  Number of Units             306                           160                 5%       164                 5%
  Quality / Appeal            Good                          Comparable          0%       Inferior           10%
  Age / Condition             1974                          1966/Average       10%       1967/Average       10%
  Occupancy at Sale           97%                           90%               -10%       85%               -10%
  Amenities                   Good                          Inferior           10%       Comparable          0%
  Average Unit Size (SF)      827                           896                 0%       1,078              -5%
PHYSICAL ADJUSTMENT                                                            15%                          10%
FINAL ADJUSTED VALUE ($/UNIT)                                        $43,844                        $45,274


                                  COMPARABLE                    COMPARABLE            COMPARABLE
DESCRIPTION                          I - 3                        I - 4                 I - 5
-------------------------------------------------------------------------------------------------------------
  Property Name               Sedgefield Apartments       Kingston Village        The Ashley of Spring Valley

  Address                     110 Sedgefield Circle       940 Douglas Avenue      693 South Wymore Road

  City                        Winter Park, Florida        Altamonte Springs, FL   Altamonte Springs, FL
  Sale Date                   November,  2002             October, 2001           August, 2001
  Sale Price ($)              $3,862,500                  $7,500,000              $11,180,000
  Net Rentable Area (SF)      93,800                      129,468                 280,000
  Number of Units             111                         120                     260
  Price Per Unit              $34,797                     $62,500                 $43,000
  Year Built                  1973                        1982                    1974
  Land Area (Acre)            8.7000                      15.0000                 15.8713
VALUE ADJUSTMENTS               DESCRIPTION      ADJ.       DESCRIPTION      ADJ.   DESCRIPTION      ADJ.
  Property Rights Conveyed    Fee Simple Estate   0%      Fee Simple Estate   0%  Fee Simple Estate   0%
  Financing                   Cash To Seller      0%      Cash To Seller      0%  Cash To Seller      0%
  Conditions of Sale          Arm's Length        0%      Arm's Length        0%  Arm's Length        0%
  Date of Sale (Time)         11-2002             0%      10-2001             0%  08-2001             0%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                              $34,797                      $62,500                 $43,000
  Location                    Comparable          0%      Superior          -10%  Superior          -10%
  Number of Units             111                 5%      120                 5%  260                 0%
  Quality / Appeal            Inferior           20%      Inferior           15%  Inferior           20%
  Age / Condition             1973/Average       10%      1982/Very Good    -15%  1974/Good           0%
  Occupancy at Sale           90%               -10%      90%               -10%  92%               -10%
  Amenities                   Comparable          0%      Superior          -10%  Comparable          0%
  Average Unit Size (SF)      845                 0%      1,079              -5%  1,077              -5%
PHYSICAL ADJUSTMENT                              25%                        -30%                     -5%
FINAL ADJUSTED VALUE ($/UNIT)         $43,497                      $43,750                 $40,850

SUMMARY

VALUE RANGE (PER UNIT)                                    $40,850       TO      $    45,274
MEAN (PER UNIT)                                           $43,443
MEDIAN (PER UNIT)                                         $43,750
VALUE CONCLUSION (PER UNIT)                               $43,000

VALUE OF IMPROVEMENT & MAIN SITE                                                $13,158,000
  PV OF CONCESSIONS                                                            -$    47,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                    $13,111,000
ROUNDED                                                                         $13,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                            NOI PER UNIT COMPARISON

-----------------------------------------------------------------------------------------------------------
                           SALE PRICE                    NOI/        SUBJECT NOI
COMPARABLE    NO. OF       ----------                  --------------------------   ADJUSTMENT    INDICATED
   NO.        UNITS        PRICE/UNIT       OAR        NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-----------------------------------------------------------------------------------------------------------
   I-1          160       $ 6,100,000      10.78%     $  657,760     $ 1,270,908       1.010      $ 38,517
                          $    38,125                 $    4,111     $     4,153
   I-2          164       $ 6,750,000       9.54%     $  643,888     $ 1,270,908       1.058      $ 43,540
                          $    41,159                 $    3,926     $     4,153
   I-3          111       $ 3,862,500       9.60%     $  370,614     $ 1,270,908       1.244      $ 43,285
                          $    34,797                 $    3,339     $     4,153
   I-4          120       $ 7,500,000       9.38%     $  703,368     $ 1,270,908       0.709      $ 44,286
                          $    62,500                 $    5,861     $     4,153
   I-5          260       $11,180,000       9.79%     $1,095,000     $ 1,270,908       0.986      $ 42,405
                          $    43,000                 $    4,212     $     4,153

----------------------------------------------------------------------------------------------
                PRICE/UNIT                    VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
----------------------------------------------------------------------------------------------
Low        High        Average    Median      Estimated Price Per Unit            $     42,000
                                              Number of Units                              306
$38,517    $44,286     $42,407    $43,285
                                              Value                               $ 12,852,000
                                               PV of Concessions                 -$     47,000
                                                                                  ------------
                                              Value Based on NOI                  $ 12,805,000
                                                   Analysis
                                                                          Rounded $ 12,800,000

The adjusted sales indicate a range of value between $38,517 and $44,286 per unit, with an average of $42,407 per unit. Based on the subject's competitive position within the improved sales, a value of $42,000 per unit is estimated. This indicates an "as is" market value of $12,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

--------------------------------------------------------------------------------------------
                       SALE PRICE
COMPARABLE   NO. OF    ----------     EFFECTIVE    OPERATING               SUBJECT
    NO.      UNITS     PRICE/UNIT   GROSS INCOME    EXPENSE     OER     PROJECTED OER   EGIM
--------------------------------------------------------------------------------------------
   I-1         160    $ 6,100,000    $ 1,157,760   $ 500,000   43.19%                   5.27
                      $    38,125
   I-2         164    $ 6,750,000    $ 1,177,488   $ 533,600   45.32%                   5.73
                      $    41,159
   I-3         111    $ 3,862,500    $   725,814   $ 355,200   48.94%                   5.32
                                                                            45.34%
                      $    34,797
   I-4         120    $ 7,500,000    $ 1,063,368   $ 360,000   33.85%                   7.05
                      $    62,500
   I-5         260    $11,180,000    $ 1,995,000   $ 900,000   45.11%                   5.60
                      $    43,000

-----------------------------------------------------------------------------------------------------------
                        EGIM                          VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-----------------------------------------------------------------------------------------------------------
Low          High     Average       Median         Estimate EGIM                                       5.50
                                                   Subject EGI                                  $ 2,465,166
5.27         7.05     5.80          5.60

                                                   Value                                        $13,558,413
                                                    PV of concessions                          -$    47,000
                                                                                                -----------
                                                   Value Based on EGIM Analysis                 $13,511,413

                                                                                        Rounded $13,500,000
                                                                    Value Per Unit              $    44,118

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.34% before reserves. The comparable sales indicate a range of expense ratios from 33.85% to 48.94%, while their EGIMs range from 5.27 to 7.05. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $13,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $13,000,000.

Price Per Unit                       $13,100,000
NOI Per Unit                         $12,800,000
EGIM Analysis                        $13,500,000

Sales Comparison Conclusion          $13,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                      SUMMARY OF ACTUAL AVERAGE RENTS
---------------------------------------------------------------------------
                                                 Average
                             Unit Area      -----------------
    Unit Type                (Sq. Ft.)      Per Unit   Per SF     %Occupied
---------------------------------------------------------------------------
1Br/1Ba - Taos                   550         $ 597     $ 1.09       98.0%
1Br/1Ba - Durango                712         $ 619     $ 0.87       99.0%
2Br/1Ba - Tahoe                  911         $ 727     $ 0.80       95.8%
2Br/2Ba - Santa Fe               987         $ 765     $ 0.78      100.0%
3Br/2Ba - Phoenix               1178         $ 875     $ 0.74       93.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                  RENT ANALYSIS

                                                                             COMPARABLE RENTS
                                                               -------------------------------------------------
                                                               R-1        R-2        R-3        R-4      R-5
                                                               -------------------------------------------------
                                                               Summer
                                                               Chase               Emerald
                                                                 at                 Bay at      La
                                                               Winter    Sutton     Winter     Aloma
                                                                Park     Place       Park    Apartments Sun Key
                                                               -------------------------------------------------
                                                                             COMPARISON TO SUBJECT
                                           SUBJECT   SUBJECT   -------------------------------------------------
                          SUBJECT UNIT      ACTUAL   ASKING              Slightly   Slightly            Slightly
DESCRIPTION                   TYPE           RENT     RENT     Similar   Inferior   Inferior  Inferior  Inferior
----------------------------------------------------------------------------------------------------------------
Monthly Rent             1Br/1Ba - Taos     $  597   $  823    $  595    $  667                         $  640
Unit Area (SF)                                 550      550       538       675                            600
Monthly Rent Per Sq. Ft.                    $ 1.09   $ 1.50    $ 1.11    $ 0.99                         $ 1.07

Monthly Rent             1Br/1Ba -          $  619   $  838    $  665    $  715     $  665     $  555   $  695
Unit Area (SF)           Durango               712      712       792       837        765        730      750
Monthly Rent Per Sq. Ft.                    $ 0.87   $ 1.18    $ 0.84    $ 0.85     $ 0.87     $ 0.76   $ 0.93

Monthly Rent             2Br/1Ba - Tahoe    $  727   $  885    $  785                          $  610
Unit Area (SF)                                 911      911     1,052                             930
Monthly Rent Per Sq. Ft.                    $ 0.80   $ 0.97    $ 0.75                          $ 0.66

Monthly Rent             2Br/2Ba - Santa    $  765   $1,108    $  795    $  805     $  890     $  650   $  770
Unit Area (SF)           Fe                    987      987     1,049       940        881      1,073      900
Monthly Rent Per Sq. Ft.                    $ 0.78   $ 1.12    $ 0.76    $ 0.86     $ 1.01     $ 0.61   $ 0.86

Monthly Rent             3Br/2Ba -          $  875   $1,110    $  995    $  870     $  745     $  765   $  835
Unit Area (SF)           Phoenix             1,178    1,178     1,086     1,042        944      1,200    1,030
Monthly Rent Per Sq. Ft.                    $ 0.74   $ 0.94    $ 0.92    $ 0.83     $ 0.79     $ 0.64   $ 0.81

DESCRIPTION                   MIN     MAX     MEDIAN   AVERAGE
--------------------------------------------------------------
Monthly Rent                 $ 595   $  667   $  640   $  634
Unit Area (SF)                 538      675      600      604
Monthly Rent Per Sq. Ft.     $0.99   $ 1.11   $ 1.07   $ 1.05

Monthly Rent                 $ 555   $  715   $  665   $  659
Unit Area (SF)                 730      837      765      775
Monthly Rent Per Sq. Ft.     $0.76   $ 0.93   $ 0.85   $ 0.85

Monthly Rent                 $ 610   $  785   $  698   $  698
Unit Area (SF)                 930    1,052      991      991
Monthly Rent Per Sq. Ft.     $0.66   $ 0.75   $ 0.70   $ 0.70

Monthly Rent                 $ 650   $  890   $  795   $  782
Unit Area (SF)                 881    1,073      940      969
Monthly Rent Per Sq. Ft.     $0.61   $ 1.01   $ 0.86   $ 0.82

Monthly Rent                 $ 745   $  995   $  835   $  842
Unit Area (SF)                 944    1,200    1,042    1,060
Monthly Rent Per Sq. Ft.     $0.64   $ 0.92   $ 0.81   $ 0.80

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                                  GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------------------------------------
                                                         Market Rent
                                          Unit Area   -----------------    Monthly      Annual
     Unit Type        Number of Units     (Sq. Ft.)   Per Unit   Per SF    Income       Income
------------------------------------------------------------------------------------------------
1Br/1Ba - Taos              49                550       $ 600    $ 1.09   $ 29,400    $  352,800
1Br/1Ba - Durango           96                712       $ 625    $ 0.88   $ 60,000    $  720,000
2Br/1Ba - Tahoe             96                911       $ 730    $ 0.80   $ 70,080    $  840,960
2Br/2Ba - Santa Fe          33                987       $ 765    $ 0.78   $ 25,245    $  302,940
3Br/2Ba - Phoenix           32              1,178       $ 875    $ 0.74   $ 28,000    $  336,000
                                                                 -------------------------------
                                                                 Total    $212,725    $2,552,700
                                                                 ===============================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR 2000     FISCAL YEAR 2001    FISCAL YEAR 2002   FISCAL YEAR 2003   ANNUALIZED 2003
                          --------------------  ------------------  ------------------ ------------------ ------------------
                                 ACTUAL               ACTUAL              ACTUAL        MANAGEMENT BUDGET     PROJECTION
                          --------------------  ------------------  ------------------ ------------------ ------------------
     DESCRIPTION            TOTAL     PER UNIT   TOTAL    PER UNIT    TOTAL   PER UNIT   TOTAL   PER UNIT  TOTAL    PER UNIT
----------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income           $2,218,404   $7,250   $2,372,236 $7,752   $2,439,689 $7,973  $2,464,524 $8,054  $2,464,876 $ 8,055

  Vacancy                 $  192,939   $  631   $  160,479 $  524   $  178,436 $  583  $  159,840 $  522  $  212,372 $   694
  Credit Loss/Concessions $   83,232   $  272   $   49,880 $  163   $   28,147 $   92  $   41,160 $  135  $  226,340 $   740
                          --------------------------------------------------------------------------------------------------
    Subtotal              $  276,171   $  903   $  210,359 $  687   $  206,583 $  675  $  201,000 $  657  $  438,712 $ 1,434

  Laundry Income          $   16,166   $   53   $   17,314 $   57   $   21,121 $   69  $   22,704 $   74  $   19,648 $    64
  Garage Revenue          $        0   $    0   $        0 $    0   $        0 $    0  $        0 $    0  $        0 $     0
  Other Misc. Revenue     $  130,315   $  426   $  177,329 $  580   $  200,190 $  654  $  189,000 $  618  $  245,408 $   802
                          --------------------------------------------------------------------------------------------------
    Subtotal Other Income $  146,481   $  479   $  194,643 $  636   $  221,311 $  723  $  211,704 $  692  $  265,056 $   866
                          --------------------------------------------------------------------------------------------------
Effective Gross Income    $2,088,714   $6,826   $2,356,520 $7,701   $2,454,417 $8,021  $2,475,228 $8,089  $2,291,220 $ 7,488

Operating Expenses
  Taxes                   $  129,307   $  423   $  136,197 $  445   $  132,703 $  434  $  146,922 $  480  $  144,740 $   473
  Insurance               $   35,559   $  116   $   90,344 $  295   $  109,362 $  357  $   88,503 $  289  $   95,520 $   312
  Utilities               $  153,696   $  502   $  135,873 $  444   $  139,218 $  455  $  150,360 $  491  $  125,456 $   410
  Repair & Maintenance    $  181,139   $  592   $  180,458 $  590   $  250,846 $  820  $  213,120 $  696  $  228,936 $   748
  Cleaning                $        0   $    0   $        0 $    0   $        0 $    0  $        0 $    0  $        0 $     0
  Landscaping             $        0   $    0   $        0 $    0   $        0 $    0  $        0 $    0  $        0 $     0
  Security                $        0   $    0   $        0 $    0   $        0 $    0  $        0 $    0  $        0 $     0
  Marketing & Leasing     $   38,781   $  127   $   59,717 $  195   $  104,680 $  342  $  153,145 $  500  $   40,660 $   133
  General Administrative  $  297,584   $  972   $  293,824 $  960   $  230,623 $  754  $  321,910 $1,052  $  236,320 $   772
  Management              $  107,439   $  351   $  122,688 $  401   $  123,031 $  402  $  127,957 $  418  $  115,904 $   379
  Miscellaneous           $        0   $    0   $        0 $    0   $        0 $    0  $        0 $    0  $        0 $     0
                          --------------------------------------------------------------------------------------------------
Total Operating Expenses  $  943,505   $3,083   $1,019,101 $3,330   $1,090,463 $3,564  $1,201,917 $3,928  $  987,536 $ 3,227

  Reserves                $        0   $    0   $        0 $    0   $        0 $    0  $        0 $    0  $        0 $     0
                          --------------------------------------------------------------------------------------------------
Net Income                $1,145,209   $3,743   $1,337,419 $4,371   $1,363,954 $4,457  $1,273,311 $4,161  $1,303,684 $ 4,260


                                  AAA PROJECTION
                          ----------------------------
    DESCRIPTION              TOTAL    PER UNIT    %
------------------------------------------------------
Revenues
  Rental Income             $2,552,700  $ 8,342 100.0%

  Vacancy                   $  255,270  $   834  10.0%
  Credit Loss/Concessions   $   51,054  $   167   2.0%
                            -------------------------
    Subtotal                $  306,324  $ 1,001  12.0%

  Laundry Income            $   19,890  $    65   0.8%
  Garage Revenue            $        0  $     0   0.0%
  Other Misc. Revenue       $  198,900  $   650   7.8%
                            -------------------------
    Subtotal Other Income   $  218,790  $   715   8.6%
                            -------------------------
Effective Gross Income      $2,465,166  $ 8,056 100.0%

Operating Expenses
  Taxes                     $  168,300  $   550   6.8%
  Insurance                 $   91,800  $   300   3.7%
  Utilities                 $  153,000  $   500   6.2%
  Repair & Maintenance      $  198,900  $   650   8.1%
  Cleaning                  $        0  $     0   0.0%
  Landscaping               $        0  $     0   0.0%
  Security                  $        0  $     0   0.0%
  Marketing & Leasing       $   76,500  $   250   3.1%
  General Administrative    $  306,000  $ 1,000  12.4%
  Management                $  123,258  $   403   5.0%
  Miscellaneous             $        0  $     0   0.0%
                            -------------------------
Total Operating Expenses    $1,117,758  $ 3,653  45.3%

  Reserves                  $   76,500  $   250   6.8%
                            -------------------------
Net Income                  $1,270,908  $ 4,153  51.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                   CAPITALIZATION RATES
            ----------------------------------
               GOING-IN            TERMINAL
            ---------------    ---------------
             LOW      HIGH      LOW      HIGH
            ----------------------------------
RANGE       6.00%    10.00%    7.00%    10.00%
AVERAGE          8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SUMMERWALK ON UNIVERSITY, WINTER PARK,
FLORIDA

                   SUMMARY OF OVERALL
                  CAPITALIZATION RATES
--------------------------------------------------------
COMP. NO.     SALE DATE   OCCUP.     PRICE/UNIT     OAR
--------------------------------------------------------
   I-1          May-01      90%       $ 38,125     10.78%
   I-2          Sep-02      85%       $ 41,159      9.54%
   I-3          Nov-02      90%       $ 34,797      9.60%
   I-4          Oct-01      90%       $ 62,500      9.38%
   I-5          Aug-01      92%       $ 43,000      9.79%
                                           High    10.78%
                                            Low     9.38%
                                        Average     9.82%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $12,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
SUMMERWALK ON UNIVERSITY, WINTER PARK,
FLORIDA

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                            SUMMERWALK ON UNIVERSITY


       YEAR                   APR-2004      APR-2005     APR-2006     APR-2007      APR-2008       APR-2009      APR-2010
FISCAL YEAR                      1             2            3            4             5              6             7
--------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                 $  2,552,700  $ 2,629,281  $2,708,159   $  2,789,404  $  2,873,086   $ 2,959,279  $ 3,048,057

   Vacancy                   $    255,270  $   262,928  $  270,816   $    278,940  $    287,309   $   295,928  $   304,806
   Credit Loss               $     51,054  $    52,586  $   54,163   $     55,788  $     57,462   $    59,186  $    60,961
   Concessions               $     25,704  $    18,360  $   11,016   $      3,672  $          0   $         0  $         0
                             ---------------------------------------------------------------------------------------------
      Subtotal               $    332,028  $   333,874  $  335,995   $    338,401  $    344,770   $   355,113  $   365,767

   Laundry Income            $     19,890  $    20,487  $   21,101   $     21,734  $     22,386   $    23,058  $    23,750
   Garage Revenue            $          0  $         0  $        0   $          0  $          0   $         0  $         0
   Other Misc. Revenue       $    198,900  $   204,867  $  211,013   $    217,343  $    223,864   $   230,580  $   237,497
                             ---------------------------------------------------------------------------------------------
      Subtotal Other Income  $    218,790  $   225,354  $  232,114   $    239,078  $    246,250   $   253,638  $   261,247
                             ---------------------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME       $  2,439,462  $ 2,520,761  $2,604,279   $  2,690,081  $  2,774,556   $ 2,857,803  $ 2,943,537

OPERATING EXPENSES:

   Taxes                     $    168,300  $   173,349  $  178,549   $    183,906  $    189,423   $   195,106  $   200,959
   Insurance                 $     91,800  $    94,554  $   97,391   $    100,312  $    103,322   $   106,421  $   109,614
   Utilities                 $    153,000  $   157,590  $  162,318   $    167,187  $    172,203   $   177,369  $   182,690
   Repair & Maintenance      $    198,900  $   204,867  $  211,013   $    217,343  $    223,864   $   230,580  $   237,497
   Cleaning                  $          0  $         0  $        0   $          0  $          0   $         0  $         0
   Landscaping               $          0  $         0  $        0   $          0  $          0   $         0  $         0
   Security                  $          0  $         0  $        0   $          0  $          0   $         0  $         0
   Marketing & Leasing       $     76,500  $    78,795  $   81,159   $     83,594  $     86,101   $    88,684  $    91,345
   General Administrative    $    306,000  $   315,180  $  324,635   $    334,374  $    344,406   $   354,738  $   365,380
   Management                $    121,973  $   126,038  $  130,214   $    134,504  $    138,728   $   142,890  $   147,177
   Miscellaneous             $          0  $         0  $        0   $          0  $          0   $         0  $         0
                             ---------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES     $  1,116,473  $ 1,150,373  $1,185,279   $  1,221,221  $  1,258,047   $ 1,295,788  $ 1,334,662

   Reserves                  $     76,500  $    78,795  $   81,159   $     83,594  $     86,101   $    88,684  $    91,345
                             ---------------------------------------------------------------------------------------------
NET OPERATING INCOME         $  1,246,489  $ 1,291,593  $1,337,841   $  1,385,267  $  1,430,418   $ 1,473,330  $ 1,517,530
==========================================================================================================================

   Operating Expense Ratio
      (% of EGI)                     45.8%        45.6%       45.5%          45.4%         45.3%         45.3%        45.3%
   Operating Expense Per
      Unit                   $      3,649  $     3,759  $    3,873   $      3,991  $      4,111   $     4,235  $     4,362
==========================================================================================================================



       YEAR                      APR-2011      APR-2012    APR-2013     APR-2014
FISCAL YEAR                         8             9           10           11
--------------------------------------------------------------------------------
REVENUE
   Base Rent                    $3,139,499   $3,233,684   $3,330,695   $3,430,615

   Vacancy                      $  313,950   $  323,368   $  333,069   $  343,062
   Credit Loss                  $   62,790   $   64,674   $   66,614   $   68,612
   Concessions                  $        0   $        0   $        0   $        0
                                -------------------------------------------------
      Subtotal                  $  376,740   $  388,042   $  399,683   $  411,674

   Laundry Income               $   24,462   $   25,196   $   25,952   $   26,730
   Garage Revenue               $        0   $        0   $        0   $        0
   Other Misc. Revenue          $  244,622   $  251,961   $  259,519   $  267,305
                                -------------------------------------------------
   Subtotal Other Income        $  269,084   $  277,157   $  285,471   $  294,035
                                -------------------------------------------------

EFFECTIVE GROSS INCOME          $3,031,843   $3,122,799   $3,216,482   $3,312,977

OPERATING EXPENSES:

   Taxes                        $  206,988   $  213,197   $  219,593   $  226,181
   Insurance                    $  112,902   $  116,289   $  119,778   $  123,372
   Utilities                    $  188,171   $  193,816   $  199,630   $  205,619
   Repair & Maintenance         $  244,622   $  251,961   $  259,519   $  267,305
   Cleaning                     $        0   $        0   $        0   $        0
   Landscaping                  $        0   $        0   $        0   $        0
   Security                     $        0   $        0   $        0   $        0
   Marketing & Leasing          $   94,085   $   96,908   $   99,815   $  102,810
   General Administrative       $  376,341   $  387,632   $  399,261   $  411,238
   Management                   $  151,592   $  156,140   $  160,824   $  165,649
   Miscellaneous                $        0   $        0   $        0   $        0
                                -------------------------------------------------
TOTAL OPERATING EXPENSES        $1,374,702   $1,415,943   $1,458,421   $1,502,174

   Reserves                     $   94,085   $   96,908   $   99,815   $  102,810
                                -------------------------------------------------
NET OPERATING INCOME            $1,563,056   $1,609,948   $1,658,246   $1,707,994
=================================================================================

   Operating Expense Ratio
      (% of EGI)                      45.3%        45.3%        45.3%        45.3%
   Operating Expense Per
      Unit                      $    4,492   $    4,627   $    4,766   $    4,909
=================================================================================

Estimated Stabilized NOI   $1,270,908   Sales Expense Rate   2.00%
Months to Stabilized                1   Discount Rate       13.00%
Stabilized Occupancy             90.0%  Terminal Cap        11.00%

Gross Residual Sale Price   $15,527,215     Deferred Maintenance      $         0
   Less: Sales Expense      $   310,544     Add: Excess Land          $         0
                            -----------
Net Residual Sale Price     $15,216,671     Other Adjustments         $         0
PV of Reversion             $ 4,482,654                               -----------
Add: NPV of NOI             $ 8,078,135     Value Indicated By "DCF"  $12,560,789
                            -----------
PV Total                    $12,560,789                      Rounded  $12,600,000

                         "DCF" VALUE SENSITIVITY TABLE

       TOTAL VALUE                                            DISCOUNT RATE
                              12.50%             12.75%          13.00%        13.25%                13.50%
-------------------------------------------------------------------------------------------------------------
                   10.50%  $13,173,017        $12,971,512     $12,774,249   $12,581,122           $12,392,032
                   10.75%  $13,058,853        $12,859,854     $12,665,037   $12,474,297           $12,287,537
TERMINAL CAP RATE  11.00%  $12,949,878        $12,753,272     $12,560,789   $12,372,328           $12,187,791
                   11.25%  $12,845,747        $12,651,426     $12,461,174   $12,274,891           $12,092,479
                   11.50%  $12,746,143        $12,554,009     $12,365,891   $12,181,690           $12,001,311

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $47,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                            SUMMERWALK ON UNIVERSITY

                                                      TOTAL            PER SQ. FT.         PER UNIT        %OF EGI
------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                       $  2,552,700        $     10.09       $      8,342

   Less: Vacancy & Collection Loss        12.00%   $    306,324        $      1.21       $      1,001

   Plus: Other Income
     Laundry Income                                $     19,890        $      0.08       $         65         0.81%
     Garage Revenue                                $          0        $      0.00       $          0         0.00%
     Other Misc. Revenue                           $    198,900        $      0.79       $        650         8.07%
                                                   ---------------------------------------------------------------
       Subtotal Other Income                       $    218,790        $      0.86       $        715         8.88%

EFFECTIVE GROSS INCOME                             $  2,465,166        $      9.74       $      8,056

OPERATING EXPENSES:
   Taxes                                           $    168,300        $      0.67       $        550         6.83%
   Insurance                                       $     91,800        $      0.36       $        300         3.72%
   Utilities                                       $    153,000        $      0.60       $        500         6.21%
   Repair & Maintenance                            $    198,900        $      0.79       $        650         8.07%
   Cleaning                                        $          0        $      0.00       $          0         0.00%
   Landscaping                                     $          0        $      0.00       $          0         0.00%
   Security                                        $          0        $      0.00       $          0         0.00%
   Marketing & Leasing                             $     76,500        $      0.30       $        250         3.10%
   General Administrative                          $    306,000        $      1.21       $      1,000        12.41%
   Management                              5.00%   $    123,258        $      0.49       $        403         5.00%
   Miscellaneous                                   $          0        $      0.00       $          0         0.00%

TOTAL OPERATING EXPENSES                           $  1,117,758        $      4.42       $      3,653        45.34%

   Reserves                                        $     76,500        $      0.30       $        250         3.10%
                                                   ---------------------------------------------------------------
NET OPERATING INCOME                               $  1,270,908        $      5.02       $      4,153        51.55%
                                                   ---------------------------------------------------------------
   "GOING IN" CAPITALIZATION RATE                         10.50%

   VALUE INDICATION                                $ 12,103,883        $     47.84       $     39,555

   PV OF CONCESSIONS                              ($     47,000)

   "AS IS" VALUE INDICATION
       (DIRECT CAPITALIZATION APPROACH)            $ 12,056,883

                                ROUNDED            $ 12,100,000        $     47.82       $     39,542

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE           ROUNDED          $/UNIT      $/SF
------------------------------------------------------------------
  9.75%      $12,987,951      $13,000,000       $42,484     $51.38
 10.00%      $12,662,077      $12,700,000       $41,503     $50.19
 10.25%      $12,352,100      $12,400,000       $40,523     $49.01
 10.50%      $12,056,883      $12,100,000       $39,542     $47.82
 10.75%      $11,775,397      $11,800,000       $38,562     $46.64
 11.00%      $11,506,706      $11,500,000       $37,582     $45.45
 11.25%      $11,249,957      $11,200,000       $36,601     $44.26

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $12,600,000
Direct Capitalization Method        $12,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach               $13,000,000
Income Approach                         $12,600,000
Reconciled Value                        $12,600,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $12,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                              SUBJECT PHOTOGRAPHS

[EXTERIOR PICTURE]              [EXTERIOR - TYPICAL APARTMENT BUILDINGS PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

[EXTERIOR - TENNIS COURT PICTURE]             [EXTERIOR - SWIMMING POOL PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                              SUBJECT PHOTOGRAPHS

[INTERIOR - TAHOE MODEL PICTURE]                [INTERIOR - TAHOE MODEL PICTURE]

[INTERIOR - TAHOE MODEL PICTURE]        [INTERIOR - TAOS APARTMENT UNIT PICTURE]

[INTERIOR - LAUNDRY FACILITY PICTURE]    [EXTERIOR - APARTMENT BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2           COMPARABLE I-3
COURTYARD AT WINTER PARK    LA ALOMA APARTMENTS      SEDGEFIELD APARTMENTS
    1695 Lee Road             3040 Aloma Avenue        110 Sedgefield Circle
  Winter Park, Florida        Winter Park, Florida     Winter Park, Florida
      [PICTURE]                   [PICTURE]                [PICTURE]

   COMPARABLE I-4                 COMPARABLE I-5
  KINGSTON VILLAGE          THE ASHLEY OF SPRING VALLEY
 940 Douglas Avenue           693 South Wymore Road
Altamonte Springs, FL         Altamonte Springs, FL
     [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
           DESCRIPTION                                 SUBJECT                                         R - 1
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Summerwalk on University                        Summer Chase at Winter
  Management Company                AIMCO                                           Con-Am Management
-------------------------------------------------------------------------------------------------------------------------------
LOCATION:
-------------------------------------------------------------------------------------------------------------------------------
  Address                           7000 University Boulevard                       3650 Summer Wind Drive
  City, State                       Winter Park, Florida                            Winter Park, Florida
  County                            Orange                                          Orange
  Proximity to Subject                                                              I mile southwest of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            253,025                                         278,556
  Year Built                        1974                                            1973
  Effective Age                     20                                              20
  Building Structure Type           Stucco exterior walls; asphalt shingle roof     Stucco exterior walls; asphalt shingle roof
-------------------------------------------------------------------------------------------------------------------------------
  Parking Type (Gr., Cov., etc.)    Open                                            Open
-------------------------------------------------------------------------------------------------------------------------------
  Number of Units                   306                                             304
  Unit Mix:                                 Type          Unit   Qty    Mo               Type           Unit   Qty     Mo
                                    1 1Br/1Ba - Taos        550   49   $ 597        1 1Br/1Ba - Anchor    538   40    $ 595
                                    2 1Br/1Ba - Durango     712   96   $ 619        2 1Br/1Ba - Bay       792   84    $ 665
                                    3 2Br/1Ba - Tahoe       911   96   $ 727        3 1Br/1.5Ba - Den   1,052   20    $ 785
                                    4 2Br/2Ba - Santa Fe    987   33   $ 765        4 2Br/2Ba - Dune    1,049  116    $ 795
                                    5 3Br/2Ba - Phoenix   1,178   32   $ 875        5 3Br/2Ba - Reef    1,086   44    $ 995

  Average Unit Size (SF)            827                                             916
  Unit Breakdown:                      Efficiency  16%    2-Bedroom       42%           Efficiency   13%    2-Bedroom   38%
                                       1-Bedroom   31%    3-Bedroom       10%           1-Bedroom    34%    3-Bedroom   14%
-------------------------------------------------------------------------------------------------------------------------------
CONDITION:                          Good                                            Good
-------------------------------------------------------------------------------------------------------------------------------
APPEAL:                             Average                                         Average
AMENITIES:
  Unit Amenities                        Attach. Garage   X   Vaulted Ceiling            Attach. Garage        Vaulted Ceiling
                                    X   Balcony          X   W/D Connect.           X   Balcony           X   W/D Connect.
                                        Fireplace                                       Fireplace
                                    X   Cable TV Ready                              X   Cable TV Ready
  Project Amenities                 X   Swimming Pool                               X   Swimming Pool
                                        Spa/Jacuzzi      X   Car Wash                   Spa/Jacuzzi       X   Car Wash
                                    X   Basketball Court X   BBQ Equipment              Basketball Court  X   BBQ Equipment
                                    -------------------------------------------------------------------------------------------
                                        Volleyball Court     Theater Room           X   Volleyball Court      Theater Room
                                    -------------------------------------------------------------------------------------------
                                        Sand Volley Ball     Meeting Hall               Sand Volley Ball      Meeting Hall
                                    -------------------------------------------------------------------------------------------
                                    X   Tennis Court         Secured  Parking       X   Tennis Court          Secured Parking
                                        Racquet Ball     X   Laundry Room               Racquet Ball      X   Laundry Room
                                        Jogging Track        Business Office        X   Jogging Track         Business Office
                                    X   Gym Room                                    X   Gym Room

OCCUPANCY:                          97%                                             90%
LEASING DATA:
  Available Leasing Terms           7 to 12 Months                                  7 to 14 Months
-------------------------------------------------------------------------------------------------------------------------------
  Concessions                       1 Month Free on Select Units                    2 Months Free on Select Units
-------------------------------------------------------------------------------------------------------------------------------
  Pet Deposit                       $350                                            $150
  Utilities Paid by Tenant:         X   Electric             Natural Gas            X   Electric              Natural Gas
                                        Water                Trash                      Water                 Trash
  Confirmation                      May 27, 2003; Michelle Chapman (Community       May 27, 2003; Leasing Agent
  Telephone Number                  (407) 678-2662                                  (407) 671-2400
NOTES:                                                                              None

COMPARISON TO SUBJECT:                                                              Similar
-------------------------------------------------------------------------------------------------------------------------------

                                                       COMPARABLE                                   COMPARABLE
           DESCRIPTION                                   R - 2                                        R - 3
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Sutton Place                                    Emerald Bay at Winter Park
  Management Company                CAPREIT                                         Equity Residential
-------------------------------------------------------------------------------------------------------------------------------
  LOCATION:
-------------------------------------------------------------------------------------------------------------------------------
  Address                           3935 Sutton Place Boulevard                     5 Autumn Breeze Way
  City, State                       Winter Park, Florida                            Winter Park, Florida
  County                            Orange                                          Orange
  Proximity to Subject              Right next to the subject                       0.5 mile northwest of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            515,236                                         373,000
  Year Built                        1988                                            1972
  Effective Age                     10                                              20
  Building Structure Type           Stucco exterior walls; asphalt shingle roof     Block & Stucco walls; asphalt shingle roof
-------------------------------------------------------------------------------------------------------------------------------
  Parking Type (Gr., Cov., etc.)    Open                                            Open, Covered
-------------------------------------------------------------------------------------------------------------------------------
  Number of Units                   288                                             432
  Unit Mix:                                 Type           Unit   Qty    Mo           Type      Unit   Qty     Mo
                                    1 1Br/1Ba - Essex       675   N/A  $ 667        2 1Br/1Ba    765   148    $ 665
                                    2 1Br/1Ba - Concord     837   N/A  $ 715        4 2Br/2Ba    881   132    $ 890
                                    4 2Br/2Ba - Cambridge   940   N/A  $ 805        5 3Br/2Ba    944   152    $ 745
                                    5 3Br/2Ba -           1,042   N/A  $ 870

  Average Unit Size (SF)                                                            863
  Unit Breakdown:                      Efficiency  0%      2-Bedroom  0%              Efficiency    0%    2-Bedroom   31%
                                       1-Bedroom   0%      3-Bedroom  0%              1-Bedroom    34%    3-Bedroom   35%
-------------------------------------------------------------------------------------------------------------------------------
CONDITION:                          Good                                            Good
-------------------------------------------------------------------------------------------------------------------------------
APPEAL:                             Good                                            Good
AMENITIES:
  Unit Amenities                        Attach. Garage       Vaulted Ceiling            Attach. Garage        Vaulted Ceiling
                                    X   Balcony          X   W/D Connect.           X   Balcony           X   W/D Connect.
                                        Fireplace                                       Fireplace
                                    X   Cable TV Ready                              X   Cable TV Ready
  Project Amenities                 X   Swimming Pool                               X   Swimming Pool
                                    X   Spa/Jacuzzi      X   Car Wash               X   Spa/Jacuzzi       X   Car Wash
                                    X   Basketball Court X   BBQ Equipment          X   Basketball Court  X   BBQ Equipment
                                    -------------------------------------------------------------------------------------------
                                        Volleyball Court     Theater Room               Volleyball Court      Theater Room
                                    -------------------------------------------------------------------------------------------
                                    X   Sand Volley Ball     Meeting Hall           X   Sand Volley Ball      Meeting Hall
                                    -------------------------------------------------------------------------------------------
                                    X   Tennis Court         Secured  Parking       X   Tennis Court          Secured Parking
                                        Racquet Ball     X   Laundry Room               Racquet Ball      X   Laundry Room
                                    X   Jogging Track    X   Business Office            Jogging Track         Business Office
                                    X   Gym Room                                    X   Gym Room

OCCUPANCY:                          95%                                             89%
LEASING DATA:
  Available Leasing Terms           7 to 12 Months                                  7 to 13 Months
-------------------------------------------------------------------------------------------------------------------------------
  Concessions                       $100 Off Select Units                           $80 off 1Br $96 off 2Br $116 off 3Br
-------------------------------------------------------------------------------------------------------------------------------
  Pet Deposit                       $300-$500 plus $10 per month                    $200
  Utilities Paid by Tenant:         X   Electric             Natural Gas            X   Electric              Natural Gas
                                        Water                Trash                      Water                 Trash
  Confirmation                      May 27, 2003; Leasing Agent                     May 27, 2003; Leasing Agent
  Telephone Number                  (407) 657-2299                                  (407) 671-7722
NOTES:                              None                                            None.

COMPARISON TO SUBJECT:              Slightly Inferior                               Slightly Inferior
-------------------------------------------------------------------------------------------------------------------------------

                                                       COMPARABLE                                   COMPARABLE
           DESCRIPTION                                   R - 4                                        R - 5
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                     La Aloma Apartments                             Sun Key
  Management Company                Florida Investment Properties LLC               Picerne Management Company
-------------------------------------------------------------------------------------------------------------------------------
  LOCATION:
-------------------------------------------------------------------------------------------------------------------------------
  Address                           3040 Aloma Avenue                               7502 Sun Key Boulevard
  City, State                       Winter Park, Florida                            Winter Park, Florida
  County                            Orange                                          Orange
  Proximity to Subject              0.5 mile northwest of the subject               0.5 mile northwest of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            176,800                                         207,554
  Year Built                        1972                                            1986
  Effective Age                     20                                              10
  Building Structure Type           Stucco exterior walls; asphalt shingle roof     Stucco exterior walls; asphalt shingle roof
-------------------------------------------------------------------------------------------------------------------------------
  Parking Type (Gr., Cov., etc.)    Open                                            Open
-------------------------------------------------------------------------------------------------------------------------------
  Number of Units                   164                                             592
  Unit Mix:                            Type      Unit    Qty    Mo                    Type      Unit    Qty     Mo
                                    2 1Br/1Ba      730   N/A  $ 555                 1 1Br/1Ba     600    60    $ 640
                                    3 2Br/1Ba      930   N/A  $ 610                 2 1Br/1Ba     750   236    $ 695
                                    4 2Br/1.5Ba  1,005   N/A  $ 625                 4 2Br/2Ba     900    60    $ 770
                                    4 2Br/2Ba    1,140   N/A  $ 675                 5 3Br/2Ba   1,030   236    $ 835
                                    5 3Br/2Ba    1,200   N/A  $ 765

  Average Unit Size (SF)            730                                             862
  Unit Breakdown:                     Efficiency     0%   2-Bedroom                   Efficiency     0%    2-Bedroom   10%
                                      1-Bedroom     24%   3-Bedroom                   1-Bedroom     50%    3-Bedroom   40%
-------------------------------------------------------------------------------------------------------------------------------
CONDITION:                          Average                                         Average
-------------------------------------------------------------------------------------------------------------------------------
APPEAL:                             Good                                            Good
AMENITIES:
  Unit Amenities                        Attach. Garage       Vaulted Ceiling            Attach. Garage    X   Vaulted Ceiling
                                    X   Balcony          X   W/D Connect.           X   Balcony           X   W/D Connect.
                                        Fireplace                                       Fireplace
                                    X   Cable TV Ready                              X   Cable TV Ready
  Project Amenities                 X   Swimming Pool                               X   Swimming Pool
                                        Spa/Jacuzzi      X   Car Wash                   Spa/Jacuzzi       X   Car Wash
                                    X   Basketball Court X   BBQ Equipment              Basketball Court  X   BBQ Equipment
                                    -------------------------------------------------------------------------------------------
                                        Volleyball Court     Theater Room           X   Volleyball Court      Theater Room
                                    -------------------------------------------------------------------------------------------
                                    X   Sand Volley Ball     Meeting Hall               Sand Volley Ball      Meeting Hall
                                    -------------------------------------------------------------------------------------------
                                    X   Tennis Court         Secured  Parking       X   Tennis Court          Secured Parking
                                        Racquet Ball     X   Laundry Room               Racquet Ball      X   Laundry Room
                                    X   Jogging Track        Business Office            Jogging Track         Business Office
                                    X   Gym Room                                    X   Gym Room

OCCUPANCY:                          96%                                             94%
LEASING DATA:
  Available Leasing Terms           9 to 13 Months                                  6 to 15 Months
-------------------------------------------------------------------------------------------------------------------------------
  Concessions                       $99 off First Months                            1 Month Free
-------------------------------------------------------------------------------------------------------------------------------
  Pet Deposit                       $300                                            $250
  Utilities Paid by Tenant:         X   Electric             Natural Gas            X   Electric              Natural Gas
                                        Water                Trash                      Water                 Trash
  Confirmation                      May 28, 2003; Property Manager                  May 28, 2003; Leasing Agent
  Telephone Number                  (407) 677-7722                                  (407) 677-8884
NOTES:                              None                                            None

COMPARISON TO SUBJECT:              Inferior                                        Slightly Inferior
-------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                          SUMMER CHASE AT WINTER PARK
                             3650 Summer Wind Drive
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-2
                                  SUTTON PLACE
                          3935 Sutton Place Boulevard
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-3
                           EMERALD BAY AT WINTER PARK
                              5 Autumn Breeze Way
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-4
                              LA ALOMA APARTMENTS
                               3040 Aloma Avenue
                              Winter Park, Florida

                                   [PICTURE]

                                 COMPARABLE R-5
                                    SUN KEY
                             7502 Sun Key Boulevard
                              Winter Park, Florida

                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. Michael L. Kersten provided significant real property appraisal assistance in the preparation of this report.

                                              -s- Alice MacQueen
                                         ----------------------------
                                                Alice MacQueen
                                       Vice President, Real Estate Group
                                Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                                 ALICE MACQUEEN

                VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia
                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                           #30987

                           State of Florida, Certified General Appraiser, #RZ0002202

                           State of Georgia, Certified General Real Property Appraiser,
                           #239776

                           State of Minnesota, Certified General Real Property Appraiser,
                           #AP-20144872

                           State of New Mexico, General Certified Appraiser, #001626-G

                           State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL               American Society of Appraisers, Candidate
  AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SUMMERWALK ON UNIVERSITY, WINTER PARK, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.